Exhibit 10.5

VOYAGER

June 12, 2009

Canterbury Investment Partners LLC
108 Whitaker Lane #304
Hingham, MA 02043

Gentlemen:

This letter will confirm the terms of your engagement with Voyager Pharmaceutical Corporation. As discussed, you will assist Voyager (1) in structuring a relationship with Southridge Business Solutions Group, LLC and its affiliates, (2) in developing a strategy to negotiate reductions, deferrals and/or equity exchanges with its trade creditors, (3) in developing a strategy to raise equity from current and prospective investors, (4) in negotiating the terms of the acquisition of a public shell corporation by Voyager, and (5) in developing and implementing a strategy to support Voyager in its dealing with the financial community after Voyager's stock becomes publicly traded.

In exchange for your services under items (1) through (4), above, Voyager will pay Canterbury (1) a retainer of $50,000, $20,000 payable at such time as Voyager has raised $150,000 and $30,000 payable at such time as Voyager has raised a total of $500,000 in new equity investment, (2) a monthly fee of $5,833.33, which shall be payable for 12 months beginning 10 days after Voyager has raised at least $600,000 in new equity for cash consideration (excluding the proceeds of any investment by Covidien Ltd or its affiliates except as such an investment relates to the current proposed equity offering), and (3) warrants equal to 10% of the number of shares issued by Voyager for new equity raised for cash consideration from the date of this letter to the date of the reverse merger (excluding any shares which may be issued by Voyager to Covidien Ltd or its affiliates except as such issuance relates to the current proposed offering), which warrants will be priced at 110% of the per share price for that new equity and which shall have registration rights and a cashless exercise feature.

8540 Colonnade Center Drive, Suite 501
Raleigh, North Carolina 27615
(919) 846-4880 • fax (919) 846-4881

In addition, Voyager shall pay Canterbury, for its services under clause (5), above, the sum of $8,000 per month for a period of six months, beginning 30 days after Voyager's common stock commences trading on the OTC Bulletin Board or other similar trading medium, and continuing month-to-month thereafter until terminated on ninety days written notice by the Company to Canterbury.

Voyager also agrees to pay your reasonable expenses associated with your services, not to exceed $2,000 in any month without prior clearance from Voyager.

It is also agreed that, after such time as Voyager has raised at least $1,000,000 in new equity following the date of this letter agreement, Canterbury shall have the right to nominate one additional outside director for addition to Voyager's Board of Directors.

We look forward to working with you on these very exciting transactions. Please signify your acceptance of these terms by signing a duplicate of this letter and returning it to Voyager.

Best Regards,

/s/ Patrick S. Smith
Patrick S. Smith
President and Chief Executive Officer

Accepted and Agreed to:
Canterbury Investment Partners LLC
By: